UNITED STATES
                              SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C.  20549


                                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

    Commission File Number _____0-17399_____


___________________________Nu-West Industries, Inc,__________________
            (Exact name of registrant as specified in its charter)



____________________________Common Stock_____________________________
         (Title of each class of securities covered by this Form)



_____________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]        Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
                                 Rule 15d-6           [x]

     Approximate number of holders of record as of the certification or notice date: ____1______

     Pursuant to the requirements of the Securities Exchange Act of 1934 Nu-West Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: __January 12, 1996____    By:  __/s/Dorothy E.A. Bower_
                                          Dorothy E.A. Bower, General Counsel
Instruction:  This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of
1934.  The registrant shall file with the Commission three copies of
Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.  The name and title of the person signing the form shall be typed or printed under the signature.